Exhibit 99.1

News Release

Wabtec Signs Agreement To Acquire Fandstan, A Leading Rail/Industrial Equipment Manufacturer

WILMERDING, PA, Feb. 12, 2014 – Wabtec Corporation (NYSE: WAB) has signed a definitive agreement to acquire Fandstan Electric Group Ltd., a leading rail and industrial equipment manufacturer, for cash of about $215 million. Based in London, England, Fandstan Electric has annual sales of about $235 million. Wabtec expects the transaction to be completed in the first quarter of 2014, subject to customary closing conditions and competition authority clearance.

As previously announced, Wabtec plans to release its 2013 fourth quarter and full-year results on Feb. 19, and it also plans to issue 2014 guidance, including Fandstan Electric, on the same day.

Fandstan Electric designs, manufactures and installs electrical current and data collection products for a variety of markets, including rail and tram transportation, industrial and energy. The company’s highly engineered products include pantographs, third rail shoe gears, electrical contacts and brush holders, and its brand names include Brecknell Willis, Stemmann Technik and Transtech. Fandstan Electric has about 1,000 employees and operations in the U.K., Europe, China, Australia, and the U.S.

Albert J. Neupaver, Wabtec’s chairman and chief executive officer, said: “Fandstan Electric will expand our high-technology content on transit vehicles and provides another entry into the infrastructure segment of the market. In addition, the company has a strong presence in growing non-rail markets, and a well-established aftermarket, with an installed base in more than 100 countries around the world.”

Wabtec Corporation is a global provider of value-added, technology-based products and services for the rail and transit industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148